AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

WRIGHT FUND MANAGEMENT, LLC

THIS AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of December 14, 2022, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Wright Fund Management, LLC, a limited liability company organized and existing under the laws of the State of California (the "Adviser"), located at 3420 Ocean Park Boulevard, Santa Monica, CA 90405.

RECITALS:

WHEREAS, the parties previously entered into an Investment Advisory Agreement between Northern Lights Fund Trust, with respect to Sierra Tactical Municipal Fund (the “Fund”), and the Adviser, dated as of November 14, 2018 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently approved an annual advisory fee breakpoint table for the Fund as stated below:

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appendix A of the Agreement is hereby restated as follows:

Sierra Tactical Municipal Fund

Portion of Net Assets	Advisory Fee
Less than $1.0 billion	0.75%
Greater than $1.0 billion	0.72%

2.	The parties acknowledge and agree that all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/Kevin Wolf

Name: Kevin Wolf

Title: President

WRIGHT FUND MANAGEMENT, LLC

By: /s/David C. Wright

Name: David C. Wright

Title: Managing Member